EXHIBIT 99.1




                                           Contact:  Neil Lefort
                              Vice President, Investor Relations
                                                  (630) 527-4344

 MOLEX ANNOUNCES PRELIMINARY 2005 FISCAL SECOND QUARTER AND SIX
  MONTH RESULTS; PROVIDES GUIDANCE FOR THIRD AND FOURTH FISCAL
  QUARTERS; SCHEDULES CONFERENCE CALL TODAY AT 4:00 P.M. (CST)

Lisle, Ill., USA - February 14, 2005 -- Molex Incorporated (NASDAQ: MOLXE and MOLAE - see note), a global electronic components company, today announced its preliminary results for its second fiscal quarter ended December 31, 2004. Molex also announced its preliminary results for the six months ended December 31, 2004, that reflect certain adjustments to its results of operations for the first fiscal quarter ended September 30, 2004. Molex also provided guidance for the third and fourth fiscal quarters, and an update regarding the status of its anticipated filings of quarterly reports on Form 10-Q and efforts to regain Nasdaq compliance regarding the listing of the Company's common stock.


Fiscal Second Quarter
---------------------
Molex currently anticipates that its 2005 second fiscal quarter net revenue will be $651.8 million, an increase of 18.7 percent from last year's second quarter of $549.0 million. Revenue in local currencies increased 15.7 percent, as currency translation increased net revenue by approximately $16.6 million when compared with last year's second quarter. Revenue for the second quarter of fiscal 2005 included $17.7 million from an automotive acquisition in Europe that was completed on April 2, 2004. Molex anticipates that its net income for the 2005 second fiscal quarter will be $52.2 million compared with last year's second quarter of $41.2 million, an increase of 26.7 percent. Currency translation increased net income by $1.0 million, when compared with last year's second quarter. Earnings per share for the 2005 second fiscal quarter are expected to be $0.27, compared with $0.21 for the second quarter a year ago.

Operating results for the 2005 second fiscal quarter are below the Company's previous guidance and were impacted by increases in raw material costs (copper, gold and plastic resins) that reduced pre-tax profit by approximately $8.2 million ($6.0 million after tax) when compared to the 2004 second fiscal quarter, and by $2.8 million ($2.0 million after tax) when compared to the 2005 first fiscal quarter. The Company's operating results were also negatively impacted by the weakness of the U.S. dollar, especially when compared to the yen and euro. For example, in a weakening U.S. dollar environment, margins are reduced when products manufactured in Japan at costs denominated in yen, are then sold in the Far East South at selling prices primarily denominated in, or closely linked to, the U.S. dollar. The Company estimates this negative currency transaction effect on 2005 second fiscal quarter pre-tax profit to be approximately $3.5 million ($2.6 million after tax) when compared to the 2004 second fiscal quarter, and by $4.4 million ($3.2 million after tax) when compared to the 2005 first fiscal quarter. In addition, the Company experienced a higher level of sales price erosion in the 2005 second fiscal quarter when compared to the 2005 first fiscal quarter.

The preliminary results for the second fiscal quarter include a change of estimate of the Company's reserve for inventory, resulting in a reduction of the Company's reserve, and a corresponding favorable impact on pre-tax income of approximately $1.5 million ($1.1 million after tax).


Regional Revenue Results
------------------------
Revenue in the Far East South region for the 2005 second fiscal quarter is estimated at $204.2 million, an increase of 33.8 percent in dollars and 32.6 percent in local currencies from last year's second fiscal quarter. Revenue in the Far East North region  (Japan and Korea) for the 2005 second fiscal  quarter  is estimated at $133.8 million, an increase of 1.9 percent in dollars and a decrease of 1.4 percent in local currencies from last year's second fiscal quarter. Revenue in the Americas region for the 2005 second fiscal quarter is estimated at $170.9 million, an increase of 2.0 percent from last year's second fiscal quarter. Revenue in Europe for the 2005 second fiscal quarter is estimated at $128.8 million, including $17.7 million from the previously mentioned automotive acquisition, an increase of 50.8 percent in dollars and 39.5 percent in local currencies from last year's second fiscal quarter.


Operating Results
-----------------
Gross profit margin for the 2005 second fiscal quarter is estimated to be 34.0 percent compared with last year's second quarter margin of 32.7 percent. Pre-tax return on sales was 11.0 percent for the 2005 second fiscal quarter compared with 10.3 percent in last year's second quarter. The effective tax rate for the second quarter of fiscal 2005 was 27.0 percent, the same as in last year's second quarter. Net return on sales for the 2005 second fiscal quarter is estimated to be 8.0 percent compared with 7.5 percent in last year's second quarter. Cash and marketable securities were $412.0 million at December 31, 2004, compared with $331.4 million at September 30, 2004.

The Company's order backlog on December 31, 2004 was approximately $285.7 million, an increase of $59.1 million, or
26.1  percent  compared with $226.6 million as  of  December  31,
2003. The impact of changes in currency rates accounts for approximately $9.6 million of the increase in order backlog. New orders for the second quarter of fiscal 2005 were $607.8 million, an increase of 7.7 percent compared with last year's second quarter.


Research and Development Expenditures and Capital Spending
----------------------------------------------------------
Research and development expenditures for the second quarter of fiscal 2005 were approximately $34.5 million, an increase of 25.5 percent when compared with the same period last year. Capital expenditures were approximately $56.9 million for the 2005 second fiscal quarter versus $38.6 million in last year's second quarter.


Six Month Results and First Fiscal Quarter Adjustments
------------------------------------------------------
Molex currently anticipates that its net revenue for the six months ended December 31, 2004 will be $1.292 billion, compared with $1.046 billion in the first six months of the prior fiscal year, a 23.5 percent increase. Molex anticipates that its net income for the first six months of fiscal 2005 will be $104.7 million compared with net income of $73.3 million in the first six months of the prior fiscal year, a 42.8 percent increase. Earnings per share for the six months ended December 31, 2004 are expected to be $0.55, a 44.7 percent increase as compared with $0.38 reported for the first six months of the prior fiscal year. For the six-month period, currency translation increased net revenues by approximately $35.0 million and increased net income by $3.0 million.

The foregoing results for the six months ended December 31, 2004 include the Company's review of certain accounting matters and practices that resulted in adjustments to the Company's first fiscal quarter ended September 30, 2004. This review resulted in correction of errors in the Company's reserve for accounts receivable, its accrual for vacation pay, in the recording of a contingent gain, and in the recording of the first quarter profit-in-inventory charge. The correction in the Company's reserve for accounts receivable resulted in a reduction of such reserve by approximately $4.1 million ($3.0 million after tax), which change had a positive impact on pre-tax income for the 2005 first fiscal
quarter.   The other corrections, which had a negative impact  on
pre-tax income for the 2005 first fiscal quarter, resulted in an increase in the Company's vacation accrual of approximately $5.5 million ($4.0 million after tax), the reversal of a contingent gain previously recorded in the 2005 first fiscal quarter of $1.9 million ($1.4 million after tax), on the sale of an investment that provides for potential earn-out payments, and an increase of $1.1 million ($0.8 million after tax) in the previously disclosed profit-in-inventory charge. In addition, the Company made a correction of an error in its calculation of inventory reserve that had a positive impact on pre-tax income for the 2005 first fiscal quarter of $0.1 million.

As a result of these adjustments, pre-tax income for the first fiscal quarter ended September 30, 2004 was $72.2 million, net income was $52.5 million, and earnings per share (basic and diluted) was $0.28. The previously disclosed results in the Company's Form 10-Q for such fiscal quarter, which did not reflect these adjustments, were pre-tax income of $76.6 million, net income of $55.6 million, and earnings per share (basic and diluted) of $0.29. These adjustments will be reflected in the planned amendment to the Company's Form 10-Q for the first fiscal quarter of 2005 described below.


Fiscal Third Quarter and Fourth Quarter Outlook
-----------------------------------------------
Based on current market conditions, the Company expects net revenue in the third fiscal quarter to be in a range of $630 million to $640 million. Achieving the midpoint of this range represents a decline of approximately $17 million from net revenue for the second fiscal quarter. This anticipated sales decline reflects weaker demand particularly in the following segments: European telecom; Japanese domestic market for certain digital products; as well as a post Christmas pause in the mobile communications and consumer electronics markets in the Far East South as our customers change models. In addition, as a significantly higher amount of the Company's business is now done in the Far East South, the impact of the shut down for Chinese New Year is expected to be greater during the third fiscal quarter. Net revenue for last year's third fiscal quarter was $569.2 million.

The Company also expects further impact from higher manufacturing costs on Japanese export products due to the increase in the value of the yen, as well as increased costs for plastic resins. The Company will incur additional legal and accounting costs, currently estimated at approximately $2.6 million pre-tax. As a result, the Company expects earnings per share in the third fiscal quarter to be in a range of $0.21 to $0.24, compared with $0.24 in last year's third quarter. The Company is moving quickly to respond to this downturn. Plans are being implemented to reduce expenses throughout our global operations. The Company is also accelerating production transfers from Japan to manufacturing facilities within China. For example, the Company plans to increase the manufacturing output of its facility in Dalian, China, approximately 60 percent by the end of the current fiscal year. The Company also plans to add 60 percent to the square footage of its largest manufacturing facility in Shanghai, also by the end of the current fiscal year. In addition, the Company expects to build a sixth manufacturing facility in China located in the country's southwest region.

Sales and profit for the fourth fiscal quarter are expected to increase over the high end of the third fiscal quarter estimates.
The Company will provide an update for the fourth fiscal quarter in the third fiscal quarter earnings release.


Accounting Matters
------------------
On  December  9,  2004, Molex's Audit Committee engaged  Ernst  &
Young LLP as its independent public accounting firm. Ernst & Young is working to complete its review of Molex's financial statements for the first and second fiscal quarters of fiscal 2005 under Statement of Auditing Standards No. 100 "Interim Financial Information" ("SAS 100").

Subsequent to the engagement of Ernst & Young and the Nasdaq hearing described below, Molex received a comment letter from the SEC's Division of Corporation Finance regarding Molex's Exchange Act filings. Molex submitted its response to the SEC, received a follow-up letter from the SEC, and submitted a further response to the SEC. Molex recently received an additional follow-up letter from the SEC and is in the process of preparing its response. While Molex believes that it has appropriately accounted for the adjustments described in this press release, certain of the SEC comments being addressed by the Company question whether some of such adjustments are being properly recorded in the appropriate period.

Molex plans to file an amendment to its Form 10-Q for the first fiscal quarter of 2005 and to file its Form 10-Q for the second fiscal quarter of 2005 as soon as practicable after Ernst & Young has completed its SAS 100 review of the quarterly financial statements to be included in such filings. The Company expects that this will occur after the SEC staff's comments have been satisfactorily resolved.


Nasdaq Matters
--------------
Because Molex had not filed its Form 10-Q for the quarter ended December 31, 2004 by February 9, 2005, Molex is not in compliance with Nasdaq Marketplace Rule 4310(c)(14). That rule requires Molex to file with Nasdaq copies of all reports filed or required to be filed with the SEC. Molex received a letter from the Nasdaq Stock Market, Inc. ("Nasdaq") on February 11, 2005 indicating its non-compliance with such rule. In connection with this, Molex had requested and received a second extension that provides Molex with an opportunity to remedy its non-compliance with the continued listing requirements of the Nasdaq National Market on or before March 17, 2005.

Earlier on November 15, 2004, Molex had received a letter from Nasdaq indicating that Molex was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because Molex's unaudited financial statements for the 2005 first fiscal quarter included in Molex's Form 10-Q filed with the SEC had not been reviewed by an independent public accountant under SAS 100. The November 15, 2004 letter indicated that Molex's securities were subject to delisting from the Nasdaq National Market. Molex requested and was granted an extension to February 15, 2005. As noted above, this deadline subsequently was extended to March 17, 2005.

Molex expects to file the planned amendment to the first quarter Form 10-Q and the second quarter Form 10-Q after the accounting review of the interim financial statements is completed and prior to March 17, 2005. If accomplished, Molex would then be current in its SEC filing obligations and in compliance with the applicable Nasdaq continued listing requirement.

                      *     *     *      *

Details of Earnings Conference Call
-----------------------------------
The Company's conference call will be held at 4:00 p.m. CST (5:00 p.m. ET) on Monday, February 14, 2005. You may dial (800) 603-3143 to participate in the conference call. International callers please dial (706) 634-0917. Please dial in at least five minutes prior to the start of the call. The conference call will also be available live and in replay by accessing the Investors section of the Company's website at www.molex.com. A 48-hour telephone replay will also be available if you dial (800) 642-1687 and enter conference ID # 3881027.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include Molex's ability to achieve a timely and effective resolution of the matters raised by the SEC's comment letter, final determination of Molex's results for the 2005 second fiscal quarter, Molex's ability to achieve estimated results for the third and fourth fiscal quarters, the ability of Molex's independent public accounting firm to complete the SAS 100 review of the financial statements for the first and second fiscal quarters of 2005, Molex's ability to timely comply with SEC and Nasdaq reporting obligations, continued listing of
Molex's common stock and Class A common stock on the Nasdaq National Market, changes in raw material prices, economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

Molex's Annual Report, as well as news releases and other supplementary financial data is available by accessing Molex's website at www.molex.com.

Molex  Incorporated is a 67-year-old manufacturer  of  electronic components,  including electrical and fiber optic interconnection products  and  systems, switches and integrated  products  in  55 plants in 19 countries throughout the world.

Nasdaq has modified and appended an "E" to the trading symbols for Molex common stock (MOLXE) and Class A common stock (MOLAE) which will remain until Molex has remedied the previously disclosed non-compliance with Nasdaq listing requirements.